Exhibit 11



                         THERMO INSTRUMENT SYSTEMS INC.


                       Computation of Earnings per Share


                                                      Three Months Ended
                                                  -------------------------
                                                     April 1,      April 2,
                                                         1995          1994
                                                  -----------   -----------

    Computation of Fully Diluted Earnings
      per Share:

    Income:
      Net income                                  $16,916,000   $12,852,000

      Add: Convertible obligation interest,
           net of tax                               1,517,000     1,631,000
                                                  -----------   -----------
      Income applicable to common stock
       assuming full dilution (a)                 $18,433,000   $14,483,000
                                                  -----------   -----------

    Shares:
      Weighted average shares outstanding          71,492,357    69,859,532

      Add: Shares issuable from assumed
           conversion of convertible
           obligations                             13,264,560    14,615,631

           Shares issuable from assumed
           exercise of options (as determined
           by the application of the treasury
           stock method)                              368,375       393,282
                                                  -----------   -----------
      Weighted average shares outstanding,
        as adjusted (b)                            85,125,292    84,868,445
                                                  -----------   -----------

    Fully Diluted Earnings per Share (a) / (b)    $       .22   $       .17
                                                  ===========   ===========